Exhibit 99.1

32301 Woodward Ave. Royal Oak, MI 48073 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Corporation Reports Second Quarter 2023 Results

Increases 2023 Acquisition Guidance to At Least $1.3 Billion; Portfolio Surpasses 2,000 Properties

Royal Oak, MI, August 1, 2023 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended June 30, 2023. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Second Quarter 2023 Financial and Operating Highlights:

▪	Invested approximately $324 million in 120 retail net lease properties
▪	Completed six development or Partner Capital Solutions (“PCS”) projects representing total committed capital of over $18 million
▪	Net Income per share attributable to common stockholders decreased 7.2% to $0.42
▪	Core Funds from Operations (“Core FFO”) per share of $0.98 was unchanged year-over-year
▪	Adjusted Funds from Operations (“AFFO”) per share increased 1.1% to $0.98
▪	Declared a July monthly dividend of $0.243 per common share, a 3.8% year-over-year increase
▪	Announced an unsecured $350 million 5.5-year term loan at a 4.52% fixed rate inclusive of prior hedging activity
▪	Settled 3,070,997 shares of outstanding forward equity for net proceeds of approximately $205 million
▪	Balance sheet well positioned at 4.1 times proforma net debt to recurring EBITDA; 4.5 times excluding unsettled forward equity

First Half 2023 Financial and Operating Highlights:

▪	Invested approximately $638 million in 189 retail net lease properties
▪	Committed a record of nearly $126 million to 31 development or PCS projects completed or under construction
▪	Net Income per share attributable to common stockholders decreased 7.9% to $0.86
▪	Core FFO per share increased 0.1% to $1.96
▪	AFFO per share increased 1.3% to $1.96
▪	Declared dividends of $1.449 per share, a 4.8% year-over-year increase

Financial Results

Net Income Attributable to Common Stockholders

Net Income for the three months ended June 30, 2023 increased 14.3% to $39.0 million, compared to $34.1 million for the comparable period in 2022. Net Income per share for the three months ended June 30, 2023 decreased 7.2% to $0.42, compared to $0.45 per share for the comparable period in 2022.

Net Income for the six months ended June 30, 2023 increased 15.2% to $78.8 million, compared to $68.4 million for the comparable period in 2022. Net Income per share for the six months ended June 30, 2023 decreased 7.9% to $0.86, compared to $0.93 per share for the comparable period in 2022.

Core FFO

Core FFO for the three months ended June 30, 2023 increased 22.7% to $91.4 million, compared to Core FFO of $74.5 million for the comparable period in 2022. Core FFO per share for the three months ended June 30, 2023 of $0.98 was unchanged compared to the same period in 2022.

Core FFO for the six months ended June 30, 2023 increased 25.1% to $180.4 million, compared to Core FFO of $144.2 million for the comparable period in 2022. Core FFO per share for the six months ended June 30, 2023 increased 0.1% to $1.96, compared to Core FFO per share of $1.95 for the comparable period in 2022.

AFFO

AFFO for the three months ended June 30, 2023 increased 24.5% to $91.8 million, compared to AFFO of $73.7 million for the comparable period in 2022. AFFO per share for the three months ended June 30, 2023 increased 1.1% to $0.98, compared to AFFO per share of $0.97 for the comparable period in 2022.

AFFO for the six months ended June 30, 2023 increased 26.5% to $180.9 million, compared to AFFO of $142.9 million for the comparable period in 2022. AFFO per share for the six months ended June 30, 2023 increased 1.3% to $1.96, compared to AFFO per share of $1.94 for the comparable period in 2022.

Dividend

In the second quarter, the Company declared monthly cash dividends of $0.243 per common share for each of April, May and June 2023. The monthly dividends during the second quarter reflected an annualized dividend amount of $2.916 per common share, representing a 3.8% increase over the annualized dividend amount of $2.808 per common share from the second quarter of 2022. The dividends represent payout ratios of approximately 75% of Core FFO per share and 74% of AFFO per share, respectively.

For the six months ended June 30, 2023, the Company declared monthly cash dividends totaling $1.449 per common share, a 4.8% increase over the dividends of $1.383 per common share declared for the comparable period in 2022. The dividends represent payout ratios of approximately 74% of both Core FFO per share and AFFO per share.

Subsequent to quarter end, the Company declared a monthly cash dividend of $0.243 per common share for July 2023. The monthly dividend reflects an annualized dividend amount of $2.916 per common share, representing a 3.8% increase over the annualized dividend amount of $2.808 per common share from the third quarter of 2022. The dividend is payable August 14, 2023 to stockholders of record at the close of business on July 31, 2023.

Additionally, subsequent to quarter end, the Company declared a monthly cash dividend on its 4.25% Series A Cumulative Redeemable Preferred Stock of $0.08854 per depositary share, which is equivalent to $1.0625 per annum. The dividend was paid on August 1, 2023 to stockholders of record at the close of business on July 21, 2023.

CEO Comments

“We are extremely pleased with our performance during the first half of the year as we continued to execute on high-quality net lease opportunities and surpassed 2,000 properties in 49 states including Alaska,” said Joey Agree, President and Chief Executive Officer. “Given our year-to-date acquisition activity and visibility into our pipeline, we are increasing our full-year acquisition guidance to at least $1.3 billion of high-quality retail net lease assets. Our balance sheet remains in excellent position with $1.3 billion of liquidity inclusive of the recent closing of our $350 million 5.5-year term loan.”

Portfolio Update

As of June 30, 2023, the Company’s portfolio consisted of 2,004 properties located in 49 states and contained approximately 41.7 million square feet of gross leasable area.

At quarter end, the portfolio was 99.7% leased, had a weighted-average remaining lease term of approximately 8.6 years, and generated 67.9% of annualized base rents from investment grade retail tenants.

Ground Lease Portfolio

During the second quarter, the Company acquired three ground leases for an aggregate purchase price of approximately $25.8 million, representing 8.1% of annualized base rents acquired.

As of June 30, 2023, the Company’s ground lease portfolio consisted of 210 leases located in 34 states and totaled approximately 5.7 million square feet of gross leasable area. Properties ground leased to tenants represented 11.9% of annualized base rents.

At quarter end, the ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 10.9 years, and generated 87.1% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the second quarter was approximately $305.0 million and included 92 properties net leased to leading retailers operating in sectors including off-price retail, farm and rural supply, dollar stores, general merchandise, auto parts and tire and auto service. The properties are located in 31 states and leased to tenants operating in 18 sectors.

The properties were acquired at a weighted-average capitalization rate of 6.8% and had a weighted-average remaining lease term of approximately 9.9 years. Approximately 72.8% of annualized base rents acquired were generated from investment grade retail tenants.

For the six months ended June 30, 2023, total acquisition volume was approximately $607.4 million. The 158 acquired properties are located in 35 states and leased to tenants who operate in 21 retail sectors. The properties were acquired at a weighted-average capitalization rate of 6.7% and had a weighted-average remaining lease term of approximately 11.5 years. Approximately 73.8% of annualized base rents were generated from investment grade retail tenants.

The Company's outlook for acquisition volume for the full-year 2023 is being increased to at least $1.3 billion of high-quality retail net lease properties, from at least $1.2 billion previously.

Dispositions

During the three and six months ended June 30, 2023, the Company sold one property for gross proceeds of approximately $3.1 million. The disposition was completed at a capitalization rate of 6.4%.

Development and PCS

During the second quarter, the Company commenced two development and PCS projects, with total anticipated costs of approximately $10.3 million. Construction continued during the quarter on 20 projects with anticipated costs totaling approximately $87.0 million. The Company completed six projects during the quarter, which included a HomeGoods, a Sunbelt Rentals, and three Gerber Collision developments.

For the six months ended June 30, 2023, the Company had 31 development or PCS projects completed or under construction. Anticipated total costs are approximately $125.7 million, including $77.7 million of costs incurred as of quarter end.

The following table presents the Company's 31 development or PCS projects as of June 30, 2023:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status
Gerber Collision	Murrieta, CA	Build-to-Suit	15 years	Q1 2023	Complete
Gerber Collision	Ocala, FL	Build-to-Suit	15 years	Q1 2023	Complete
Gerber Collision	Venice, FL	Build-to-Suit	15 years	Q1 2023	Complete
Gerber Collision	Johnson City, NY	Build-to-Suit	15 years	Q2 2023	Complete
Gerber Collision	Lake Charles, LA	Build-to-Suit	15 years	Q2 2023	Complete
Gerber Collision	Winterville, NC	Build-to-Suit	15 years	Q2 2023	Complete
HomeGoods	South Elgin, IL	Build-to-Suit	10 years	Q2 2023	Complete
Old Navy	Searcy, AR	Build-to-Suit	7 years	Q2 2023	Complete
Sunbelt Rentals	St. Louis, MO	Build-to-Suit	7 years	Q2 2023	Complete
Five Below	Onalaska, WI	Build-to-Suit	10 years	Q3 2023	Under Construction
HomeGoods	Onalaska, WI	Build-to-Suit	10 years	Q3 2023	Under Construction
Sierra Trading Post	Onalaska, WI	Build-to-Suit	10 years	Q3 2023	Under Construction
TJ Maxx	Onalaska, WI	Build-to-Suit	10 years	Q3 2023	Under Construction
Ulta Beauty	Onalaska, WI	Build-to-Suit	11 years	Q3 2023	Under Construction
Gerber Collision	Fort Wayne, IN	Build-to-Suit	15 years	Q3 2023	Under Construction
Gerber Collision	Huntley, IL	Build-to-Suit	15 years	Q3 2023	Under Construction
Gerber Collision	Joplin, MO	Build-to-Suit	15 years	Q3 2023	Under Construction
Gerber Collision	Lake Park, FL	Build-to-Suit	15 years	Q3 2023	Under Construction
Gerber Collision	Springfield, MO	Build-to-Suit	15 years	Q3 2023	Under Construction
Gerber Collision	Toledo, OH	Build-to-Suit	15 years	Q3 2023	Under Construction
Gerber Collision	Woodstock, IL	Build-to-Suit	15 years	Q3 2023	Under Construction
Sunbelt Rentals	Wentzville, MO	Build-to-Suit	12 years	Q3 2023	Under Construction
Burlington	Brenham, TX	Build-to-Suit	10 years	Q4 2023	Under Construction
Ulta Beauty	Brenham, TX	Build-to-Suit	10 years	Q4 2023	Under Construction
Gerber Collision	McDonough, GA	Build-to-Suit	15 years	Q4 2023	Under Construction
Gerber Collision	Muskegon, MI	Build-to-Suit	15 years	Q4 2023	Under Construction
Gerber Collision	Blue Springs, MO	Build-to-Suit	15 years	Q1 2024	Under Construction
Gerber Collision	Lawrence, PA	Build-to-Suit	15 years	Q1 2024	Under Construction
Gerber Collision	Warner Robins, GA	Build-to-Suit	15 years	Q1 2024	Under Construction
Sunbelt Rentals	Ashwaubenon, WI	Build-to-Suit	10 years	Q1 2024	Under Construction
Sunbelt Rentals	Broken Arrow, OK	Build-to-Suit	12 years	Q1 2024	Under Construction
Gerber Collision	Eugene, OR	Build-to-Suit	15 years	Q2 2024	Under Construction
Gerber Collision	Odessa, FL	Build-to-Suit	15 years	Q2 2024	Under Construction
Gerber Collision	Peachtree, GA	Build-to-Suit	15 years	Q2 2024	Under Construction
Gerber Collision	Yorkville, IL	Build-to-Suit	15 years	Q2 2024	Under Construction
Sunbelt Rentals	Monroe, OH	Build-to-Suit	12 years	Q2 2024	Under Construction

Leasing Activity and Expirations

During the second quarter, the Company executed new leases, extensions or options on approximately 282,000 square feet of gross leasable area throughout the existing portfolio.

For the six months ended June 30, 2023, the Company executed new leases, extensions or options on approximately 793,000 square feet of gross leasable area throughout the existing portfolio.

As of June 30, 2023, the Company’s 2023 lease maturities represented 0.3% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of June 30, 2023, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent (1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2023	10	1,754	0.3%	143	0.3%
2024	44	12,247	2.4%	1,456	3.5%
2025	71	17,416	3.4%	1,678	4.0%
2026	117	25,509	5.0%	2,685	6.5%
2027	150	33,566	6.5%	3,135	7.5%
2028	165	42,300	8.2%	3,978	9.6%
2029	166	47,469	9.2%	4,546	10.9%
2030	260	54,383	10.6%	4,165	10.0%
2031	173	40,489	7.9%	2,961	7.1%
2032	221	44,192	8.6%	3,374	8.1%
Thereafter	784	193,862	37.9%	13,442	32.5%
Total Portfolio	2,161	$513,187	100.0%	41,563	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of June 30, 2023 but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of June 30, 2023, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants

As of June 30, 2023, Goodyear is no longer among the Company's top tenants. The Company added 7-Eleven to its top tenants during the second quarter of 2023. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of June 30, 2023:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$33,102	6.5%
Dollar General	25,068	4.9%
Tractor Supply	22,604	4.4%
Best Buy	19,515	3.8%
Dollar Tree	16,493	3.2%
Kroger	16,315	3.2%
CVS	15,920	3.1%
TJX Companies	15,555	3.0%
O'Reilly Auto Parts	15,413	3.0%
Hobby Lobby	14,177	2.8%
Lowe's	13,210	2.6%
Burlington	11,408	2.2%
Sunbelt Rentals	11,199	2.2%
Sherwin-Williams	10,949	2.1%
Wawa	10,188	2.0%
Gerber Collision	10,015	2.0%
Home Depot	8,880	1.7%
7-Eleven	8,294	1.6%
TBC Corporation	7,917	1.5%
AutoZone	7,747	1.5%
Other(2)	219,218	42.7%
Total Portfolio	$513,187	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

Bolded and italicized tenants represent additions for the three months ended June 30, 2023.

(1) Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2) Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors

The following table presents annualized base rents for all the Company’s retail sectors as of June 30, 2023:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent
Grocery Stores	$51,742	10.1%
Home Improvement	$45,765	8.9%
Tire and Auto Service	$44,847	8.7%
Dollar Stores	$40,347	7.9%
Convenience Stores	$38,721	7.5%
General Merchandise	$31,556	6.2%
Auto Parts	$30,839	6.0%
Off-Price Retail	$30,289	5.9%
Farm and Rural Supply	$24,332	4.7%
Pharmacy	$22,655	4.4%
Consumer Electronics	$21,724	4.2%
Crafts and Novelties	$16,456	3.2%
Discount Stores	$12,548	2.4%
Warehouse Clubs	$11,711	2.3%
Equipment Rental	$11,525	2.2%
Health Services	$9,659	1.9%
Restaurants - Quick Service	$8,588	1.7%
Health and Fitness	$8,456	1.6%
Dealerships	$7,141	1.4%
Specialty Retail	$6,517	1.3%
Sporting Goods	$5,449	1.1%
Restaurants - Casual Dining	$5,243	1.0%
Home Furnishings	$4,571	0.9%
Financial Services	$4,251	0.8%
Theaters	$3,848	0.8%
Pet Supplies	$3,402	0.7%
Shoes	$2,552	0.5%
Beauty and Cosmetics	$2,386	0.5%
Entertainment Retail	$2,323	0.5%
Apparel	$1,780	0.3%
Miscellaneous	$1,180	0.2%
Office Supplies	$784	0.2%
Total Portfolio	$513,187	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of June 30, 2023:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Texas	$37,167	7.2%
Florida	30,558	6.0%
Ohio	28,205	5.5%
North Carolina	27,907	5.4%
Michigan	27,196	5.3%
Illinois	27,010	5.3%
Pennsylvania	24,543	4.8%
New Jersey	22,424	4.4%
California	22,008	4.3%
New York	19,990	3.9%
Georgia	18,883	3.7%
Virginia	14,788	2.9%
Wisconsin	14,443	2.8%
Missouri	13,004	2.5%
Other(2)	185,061	36.0%
Total Portfolio	$513,187	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1) Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2) Includes states generating less than 2.5% of Annualized Base Rent.

Capital Markets, Liquidity and Balance Sheet

Capital Markets

In June, the Company received commitments for an unsecured $350 million 5.5-year term loan with a 12-month delayed draw feature (the “Term Loan”). On July 31st, the Company closed the Term Loan and received $350 million of proceeds, which were used to pay down all amounts outstanding on its revolving credit facility. The Company had previously entered into $350 million of forward starting swaps to fix SOFR until maturity in January 2029. Including the impact of the swaps, the interest rate on the Term Loan is fixed at 4.52% based on the Company’s current credit rating. The Term Loan includes an accordion option that allows the Company to request additional lender commitments up to a total of $500 million.

During the second quarter, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 685,997 shares of common stock for gross proceeds of $45.1 million. Additionally, the Company settled 3,070,997 shares under existing forward sale agreements, including agreements entered into during the quarter, for net proceeds of $205.4 million.

At quarter end, the Company had over 2.9 million shares remaining to be settled under existing forward sale agreements, which are anticipated to raise net proceeds of $202.0 million after deducting fees and expenses and making certain other adjustments as provided in the equity distribution agreements.

The following table presents the Company’s outstanding forward equity offerings as of June 30, 2023:

Forward Equity Offerings	Shares Sold	Shares Settled	Shares Remaining	Net Proceeds Received	Anticipated Net Proceeds Remaining
Q4 2022 ATM Forward Offerings	4,104,641	1,180,000	2,924,641	$80,773,006	$202,026,219
Total Forward Equity Offerings	4,104,641	1,180,000	2,924,641	$80,773,006	$202,026,219

Liquidity

As of June 30, 2023, the Company had total liquidity of $911.2 million, which includes $697.0 million of availability under its revolving credit facility, $202.0 million of outstanding forward equity, and $12.2 million of cash on hand. Proforma for the closing of the Company’s $350 million 5.5-year term loan on July 31st, total liquidity is approximately $1.3 billion.

Balance Sheet

As of June 30, 2023, the Company’s net debt to recurring EBITDA was 4.5 times. The Company’s proforma net debt to recurring EBITDA was 4.1 times when deducting the $202.0 million of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of $2.2 billion as of June 30, 2023. The Company’s fixed charge coverage ratio was 5.1 times as of the end of the second quarter.

The Company’s total debt to enterprise value was 25.0% as of June 30, 2023. Enterprise value is calculated as the sum of net debt, the liquidation value of the Company’s preferred stock, and the market value of the Company’s outstanding shares of common stock, assuming conversion of Agree Limited Partnership (the “Operating Partnership” or “OP”) common units into common stock of the Company.

For the three and six months ended June 30, 2023, the Company's fully diluted weighted-average shares outstanding were 93.1 million and 91.9 million, respectively. The basic weighted-average shares outstanding for the three and six months ended June 30, 2023 were 93.1 million and 91.5 million, respectively.

For the three and six months ended June 30, 2023, the Company's fully diluted weighted-average shares and units outstanding were 93.5 million and 92.2 million, respectively. The basic weighted-average shares and units outstanding for the three and six months ended June 30, 2023 were 93.4 million and 91.9 million, respectively.

The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of June 30, 2023, there were 347,619 Operating Partnership common units outstanding, and the Company held a 99.6% common interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Wednesday, August 2, 2023 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of June 30, 2023, the Company owned and operated a portfolio of 2,004 properties, located in 49 states and containing approximately 41.7 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about projected financial and operating results, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, some of the most significant factors, include the potential adverse effect of ongoing worldwide economic uncertainties and increased inflation and interest rates on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which these conditions will impact the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of the macroeconomic environment. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices for occupied properties.

References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – OP Common Unitholders” and “Adjusted Funds from Operations – OP Common Unitholders”.

###

Contact:

Peter Coughenour

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

(Unaudited)

	June 30, 2023	December 31, 2022
Assets:
Real Estate Investments:
Land	$2,090,557	$1,941,599
Buildings	4,476,493	4,054,679
Accumulated depreciation	(374,917)	(321,142)
Property under development	81,526	65,932
Net real estate investments	6,273,659	5,741,068
Cash and cash equivalents	8,068	27,763
Cash held in escrows	4,179	1,146
Accounts receivable - tenants, net	70,929	65,841
Lease Intangibles, net of accumulated amortization of $310,845 and $263,011 at June 30, 2023 and December 31, 2022, respectively	825,998	799,448
Other assets, net	89,173	77,923
Total Assets	$7,272,006	$6,713,189

Liabilities:
Mortgage notes payable, net	$47,701	$47,971
Senior unsecured notes, net	1,793,198	1,792,047
Unsecured revolving credit facility	303,000	100,000
Dividends and distributions payable	24,098	22,345
Accounts payable, accrued expenses and other liabilities	87,692	83,722
Lease intangibles, net of accumulated amortization of $38,945 and $35,992 at June 30, 2023 and December 31, 2022, respectively	38,272	36,714
Total Liabilities	$2,293,961	$2,082,799

Equity:
Preferred Stock, $.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at June 30, 2023 and December 31, 2022	175,000	175,000
Common stock, $.0001 par value, 180,000,000 shares authorized, 96,269,336 and 90,173,424 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	10	9
Additional paid-in-capital	5,060,200	4,658,570
Dividends in excess of net income	(283,995)	(228,132)
Accumulated other comprehensive income (loss)	25,625	23,551
Total Equity - Agree Realty Corporation	$4,976,840	$4,628,998
Non-controlling interest	1,205	1,392
Total Equity	$4,978,045	$4,630,390
Total Liabilities and Equity	$7,272,006	$6,713,189

Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenues
Rental Income	$129,876	$104,793	$256,485	$203,105
Other	24	83	33	113
Total Revenues	$129,900	$104,876	$256,518	$203,218

Operating Expenses
Real estate taxes	$9,874	$7,979	$19,305	$15,591
Property operating expenses	5,821	4,541	12,602	9,018
Land lease expense	410	407	840	809
General and administrative	8,420	7,651	17,244	15,272
Depreciation and amortization	42,750	31,950	83,396	60,510
Provision for impairment	1,315	-	1,315	1,015
Total Operating Expenses	$68,590	$52,528	$134,702	$102,215

Gain (loss) on sale of assets, net	319	17	319	2,326
Gain (loss) on involuntary conversion, net	-	(25)	-	(50)

Income from Operations	$61,629	$52,340	$122,135	$103,279

Other (Expense) Income
Interest expense, net	$(19,948)	$(15,512)	$(37,945)	$(29,442)
Income tax (expense) benefit	(709)	(698)	(1,492)	(1,418)
Other (expense) income	43	-	91	-

Net Income	$41,015	$36,130	$82,789	$72,419

Less net income attributable to non-controlling interest	147	157	307	333

Net Income Attributable to Agree Realty Corporation	$40,868	$35,973	$82,482	$72,086

Less Series A Preferred Stock Dividends	1,859	1,859	3,718	3,718

Net Income Attributable to Common Stockholders	$39,009	$34,114	$78,764	$68,368

Net Income Per Share Attributable to Common Stockholders
Basic	$0.42	$0.45	$0.86	$0.93
Diluted	$0.42	$0.45	$0.86	$0.93

Other Comprehensive Income
Net Income	$41,015	$36,130	$82,789	$72,419
Amortization of interest rate swaps	(630)	82	(1,259)	164
Change in fair value and settlement of interest rate swaps	3,341	16,481	3,341	37,062
Total Comprehensive Income (Loss)	43,726	52,693	84,871	109,645
Less comprehensive income attributable to non-controlling interest	157	233	315	509
Comprehensive Income Attributable to Agree Realty Corporation	$43,569	$52,460	$84,556	$109,136

Weighted Average Number of Common Shares Outstanding - Basic	93,053,870	75,037,920	91,549,390	73,145,097
Weighted Average Number of Common Shares Outstanding - Diluted	93,134,385	75,570,089	91,862,290	73,474,930

Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net Income	$41,015	$36,130	$82,789	$72,419
Less Series A Preferred Stock Dividends	1,859	1,859	3,718	3,718
Net Income attributable to OP Common Unitholders	39,156	34,271	79,071	68,701
Depreciation of rental real estate assets	28,145	21,299	54,729	40,768
Amortization of lease intangibles - in-place leases and leasing costs	14,328	10,550	28,098	19,472
Provision for impairment	1,315	-	1,315	1,015
(Gain) loss on sale or involuntary conversion of assets, net	(319)	8	(319)	(2,276)
Funds from Operations - OP Common Unitholders	$82,625	$66,128	$162,894	$127,680
Amortization of above (below) market lease intangibles, net and assumed mortgage debt discount, net	8,794	8,369	17,489	16,547
Core Funds from Operations - OP Common Unitholders	$91,419	$74,497	$180,383	$144,227
Straight-line accrued rent	(3,108)	(3,095)	(6,147)	(6,230)
Stock based compensation expense	2,177	1,743	4,008	3,378
Amortization of financing costs and original issue discounts	1,029	492	2,057	1,281
Non-real estate depreciation	277	101	569	268
Adjusted Funds from Operations - OP Common Unitholders	$91,794	$73,738	$180,870	$142,924

Funds from Operations Per Common Share and OP Unit - Basic	$0.88	$0.88	$1.77	$1.74
Funds from Operations Per Common Share and OP Unit - Diluted	$0.88	$0.87	$1.77	$1.73

Core Funds from Operations Per Common Share and OP Unit - Basic	$0.98	$0.99	$1.96	$1.96
Core Funds from Operations Per Common Share and OP Unit - Diluted	$0.98	$0.98	$1.96	$1.95

Adjusted Funds from Operations Per Common Share and OP Unit - Basic	$0.98	$0.98	$1.97	$1.94
Adjusted Funds from Operations Per Common Share and OP Unit - Diluted	$0.98	$0.97	$1.96	$1.94

Weighted Average Number of Common Shares and OP Units Outstanding - Basic	93,401,489	75,385,539	91,897,009	73,492,716
Weighted Average Number of Common Shares and OP Units Outstanding - Diluted	93,482,004	75,917,708	92,209,909	73,822,549

Additional supplemental disclosure
Scheduled principal repayments	$224	$211	$445	$418
Capitalized interest	664	150	1,203	262
Capitalized building improvements	2,389	2,743	3,092	3,843

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)

The Company defines Core FFO as Nareit FFO with the addback of (i) noncash amortization of acquisition purchase price related to above- and below- market lease intangibles and discount on assumed debt and (ii) certain infrequently occurring items that reduce or increase net income in accordance with GAAP. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles. Unlike many of its peers, the Company has acquired the substantial majority of its net-leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation

Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended June 30,
	2023
Net Income	$41,015
Interest expense, net	19,948
Income tax expense	709
Depreciation of rental real estate assets	28,145
Amortization of lease intangibles - in-place leases and leasing costs	14,328
Non-real estate depreciation	277
Provision for impairment	1,315
(Gain) loss on sale or involuntary conversion of assets, net	(319)
EBITDAre	$105,418

Run-Rate Impact of Investment, Disposition and Leasing Activity	$4,276
Amortization of above (below) market lease intangibles, net	8,711
Recurring EBITDA	$118,405

Annualized Recurring EBITDA	$473,620

Total Debt	$2,162,949
Cash, cash equivalents and cash held in escrows	(12,247)
Net Debt	$2,150,702

Net Debt to Recurring EBITDA	4.5	x

Net Debt	$2,150,702
Anticipated Net Proceeds from ATM Forward Offerings	(202,026)
Proforma Net Debt	$1,948,676

Proforma Net Debt to Recurring EBITDA	4.1	x

Non-GAAP Financial Measures

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Net Debt

The Company defines Net Debt as total debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company’s calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the Forward Offerings on the Company’s capital structure, its future borrowing capacity, and its ability to service its debt.

Forward Offerings

Tthe Company has 2,924,641 shares remaining to be settled under the ATM Forward Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $202.0 million based on the applicable forward sale prices as of June 30, 2023. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the ATM Forward Offerings by certain dates between November 2023 and December 2023.

Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Rental Income Source(1)
Minimum rents(2)	$120,916	$98,239	$236,706	$189,680
Percentage rents(2)	68	88	1,314	723
Operating cost reimbursement(2)	14,495	11,682	29,640	22,961
Straight-line rental adjustments(3)	3,108	3,095	6,147	6,230
Amortization of (above) below market lease intangibles(4)	(8,711)	(8,311)	(17,322)	(16,489)
Total Rental Income	$129,876	$104,793	$256,485	$203,105

(1)  The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

(2)  Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3)  Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4)  In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property.